LM Funding America, Inc. Provides Monthly Operational and Bitcoin Mining Update for Month Ended February 29, 2024

Total Bitcoin holdings increase to approximately 153.6 BTC as of Februrary 29, 2024, or approximately $10.4 million based on an estimated March 8, 2024, BTC price of $68,000

TAMPA, FL, March 11, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining update for the month ended February 29, 2024.

Metrics *	One Month January 31, 2024	One Month February 29, 2024
Bitcoin Beginning Balance	95.1	126.8
Bitcoin Mined, net	31.7	26.8
Bitcoin Sold	-	-

Bitcoin Holdings	126.8	153.6

Approximate Miners Deployed at Quarter End	5,950	5,940
Approximate Deployed Hash Rate at Quarter End (PH/s)	615	614

*Unaudited

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, "We are currently executing on all fronts with 26.8 Bitcoin mined in February alone, bringing our total Bitcoin to over 150 as of the end of February. In addition, the price of Bitcoin has continued to appreciate, as we had anticipated, in advance of the next halving event. In fact, the value of our Bitcoin held at the end of February was over $10.4 million dollars based on an estimated March 8, 2024 BTC price of $68,000, or approximately $4.28 per share after giving effect to our previously announced 1-for-6 reverse stock split that will become effective on March 12, 2024. Given the strength of our balance sheet, we have not had the need to sell any of our Bitcoin holdings to fund our operations. As a result, we believe our buy-and-hold approach, coupled with our infrastructure-light strategy, could continue to drive significant value for shareholders over the coming months as we deploy more Bitmain S21 Antminer machines and increase our deployed Hash Rate.”

The Company estimates the value of its 153.6 Bitcoin holdings as of February 29, 2024 was approximately $10.4 million as of March 8, 2024, based on an estimated March 8, 2024, BTC price of $68,000.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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